Exhibit 2.1

Share Certificate

Number _________	_________ Shares

BitVentures Limited (the “Company”)

Incorporated under the laws of the Cayman Islands

Pursuant to the Third Amended and Restated Memorandum and Articles of Association, effective on December 29, 2025, the capital of the Company is US$200,000.00 divided into 100,000,000 Ordinary shares of par value of US$0.0020 each.

This is to certify that _________ is the registered holder of _________

fully paid ordinary shares of par value of US$0.0020 each in the Company subject to the Memorandum and Articles of Association thereof.

Dated

Director